UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 27, 2017

TRI Pointe Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35796	61-1763235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19540 Jamboree Road, Suite 300, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 438-1400
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2017, Messrs. Barry S. Sternlicht and Christopher D. Graham notified the Secretary of TRI Pointe Group, Inc. (the "Company") of their decision to resign from the Company's Board of Directors (the "Board") effective immediately. This planned change to the composition of the Board follows the previously announced sale by VIII/TPC Holdings, L.L.C., a fund affiliated with Starwood Capital Group, of its shares of common stock of the Company in an underwritten offering. Prior to their resignations, Mr. Sternlicht served as the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, and Mr. Graham served as a member of both the Audit Committee and the Executive Land Committee. The resignations of Messrs. Sternlicht and Graham were not due to any disagreement with the Company, including with respect to any matter relating to the Company's operations, policies or practices.
In connection with the creation of these vacancies, effective March 29, 2017, the Board has appointed Mr. Steven J. Gilbert to serve as the independent Chairman of the Board. In addition, (i) the Audit Committee will be comprised of Mr. Thomas B. Rogers (Chair), Mr. Daniel S. Fulton, and Ms. Constance B. Moore, (ii) the Nominating and Corporate Governance Committee will be comprised of Mr. Gilbert (Chair), Mr. Lawrence B. Burrows, and Mr. Rogers, and (iii) the Executive Land Committee will be comprised of Mr. Fulton (Chair), Mr. Gilbert, and Mr. Burrows. The Board has also determined to decrease the size of the Board to six directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 30, 2017

TRI Pointe Group, Inc.

By:	/s/ Bradley W. Blank
Bradley W. Blank Vice President, General Counsel and Secretary